EXHIBIT 99.1

For Immediate Release

SELECTICA ANNOUNCES THIRD QUARTER FISCAL 2004 RESULTS

SAN JOSE, Calif., January 22, 2004 – Selectica, Inc. (Nasdaq: SLTC), a leading provider of configuration, pricing management and quoting solutions for organizations selling complex products and services, today announced results for the third fiscal quarter ending December 31, 2003.

Revenue was $10.0 million in the third quarter of fiscal 2004, compared with $10.0 million for the same period in the previous year. Net loss for the quarter was $453,000, or ($0.01) per share, compared with $2.7 million, or ($0.08) per share, in the third quarter of fiscal 2003. Included in the third quarter 2004 results was the recognition of approximately $1.1 million in other income related to the sale of the health insurance assets to Accenture.

Stephen Bennion, CFO and Interim CEO of Selectica, said, “We had another productive quarter in revamping the business and putting a foundation in place that we believe will lead to growth and profitability. We saw a noticeable increase in sales activity, which resulted in stronger bookings than we have seen in a number of quarters. In particular, the telecom, medical device and manufacturing markets presented increased opportunities for Selectica and accounted for several deals in the quarter. We are effectively positioning the Company as a provider of solutions that can eliminate inefficiencies in a broad range of business processes, rather than just the sales configuration space. This is resonating well with the increasing number of companies that are implementing comprehensive ‘prospect to cash’ initiatives in order to reduce costs, get products to market faster, and enhance their sales processes.

“Shortly after the quarter ended, we also took another major step in strengthening the Company with the addition of a new senior vice president of worldwide sales and the return of three of our most productive sales executives. We believe that their expertise in enterprise software sales and in-depth understanding of our market opportunities will be extremely valuable in furthering the sales momentum we built during the fiscal third quarter,” said Mr. Bennion.

Financial Highlights

Licenses represented 48% of revenue and services represented 52% of revenue in the third quarter of fiscal 2004. Overall gross margin was 56% in the quarter, an improvement over 54% in the previous year period. The improvement in gross margin is attributable to the higher margin licenses comprising a greater percentage of the revenue mix.

Total operating expenses were $7.5 million, or 75% of revenue, compared with $8.8 million, or 89% of revenue, in the third quarter of fiscal 2003. The Company is successfully streamlining its operations and reducing operating expenses, while also making the investments required to strengthen its sales organization.

The Company continues to be in a very strong financial position with $114 million in cash, cash equivalents and investments, and no long-term debt at December 31, 2003.

Product Development

During the third quarter, Selectica continued the development of lower-priced versions of its configuration, pricing and quoting solutions designed to target companies with projects of mid-tier complexity that do not require customized solutions. These products are expected to be introduced in the early summer of 2004.

“Selectica has historically been known as the solution of choice for companies with highly complex business processes,” said Mr. Bennion. “We continue to target those companies with our flagship solutions. However, with the development of a lower-priced alternative, we will be able to target a wider universe of customers whose requirements are less complex. We also believe this is a more ‘channel-friendly’ solution that will enhance the sales efforts of our strategic partners.

Outlook

Commenting on the outlook for Selectica, Mr. Bennion said, “We are clearly seeing improving trends in our business as evidenced by stronger bookings in the December quarter. However, as we have been indicating for the past two quarters, due to the lag time between bookings and revenue recognition, we believe that our revenues will decline in the next quarter or two before beginning to trend upward.”

For the fourth quarter of fiscal 2004, Selectica expects revenue to be approximately $7.5 to $8.0 million and net loss per share for the quarter to be in a range of ($.12) to ($.14). Included in the net loss per share projection are charges totaling $750,000 related to planned management actions targeted at reducing quarterly expense levels from the current run rate of $11.2 million to approximately $10 million.

Mr. Bennion added, “Looking ahead a few quarters, we believe we have a path to profitability. We believe that the combination of a strengthening economy, the uptick in spending in our core markets such as telecom and manufacturing, our expanded product offerings, and our significantly improved sales organization will drive our bookings higher. We are also continuing to streamline the organization, and we currently expect that we can further reduce our breakeven level to approximately $10 million in revenues by the first half of fiscal 2005. We are seeing tangible results from the changes we have made to improve the performance of the business, and we believe we have strong catalysts in place that will drive further improvement in future quarters.”

About Selectica, Inc.

Selectica, Inc. enables enterprises to reduce costs and enhance revenue from complex product and services offerings. Selectica solutions unify customers’ business processes to correctly configure, price, and quote offerings across multiple distribution channels. As a result, Selectica helps improve profitability by increasing revenue, reducing process costs, optimizing pricing, eliminating incorrect quotes and orders, and avoiding high-risk business.

Selectica customers represent manufacturing and service leaders including: ABB, Aetna, Applied Bio Systems, Bell Canada, British Telecom, Cisco, Dell, General Electric, Fireman’s Fund Insurance Company, Hitachi, IBM, Juniper Networks, Mitel, Rockwell Automation and Tellabs. Selectica is headquartered in San Jose, CA. The company’s Web site is www.selectica.com.

The statements contained in this release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, including statements regarding Selectica’s and its customers’ expectations, beliefs, hopes, intentions or strategies regarding the future and expectations regarding performance improvements or increases in sales attributable to Selectica’s products. All forward-looking statements included in this document are based upon information available to Selectica as of the date hereof, and Selectica assumes no obligation to update any such forward-looking statement. Actual results could differ materially from current expectations. Factors that could cause or contribute to such differences include, but are not limited to, the factors and risks discussed in Selectica’s Annual Report on Form 10-K for the fiscal year ended March 31, 2003 and in other reports filed by Selectica with the Securities and Exchange Commission.

Contact:

At Selectica:	At Financial Relations Board:
Robert Dougherty	Tony Rossi	Jocelyn Hunter
Investor Relations	Investor Relations	Investor Relations
(408) 545-2611	(310) 407-6563	(415) 248-3433

Financial Tables Follow

SELECTICA, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Quarter Ended		Nine Months

	12/31/03	12/31/02	12/31/03	12/31/02

	(Unaudited)		(Unaudited)
Revenues:
License	$4,796	$2,691	$13,825	$8,303
Services	5,189	7,278	17,863	20,712

Total revenues	9,985	9,969	31,688	29,015
Cost of revenues:
License	289	194	880	721
Services	4,109	4,366	13,395	14,379

Total cost of revenues	4,398	4,560	14,275	15,100

Gross profit	5,587	5,409	17,413	13,915
Research and development	3,149	3,018	9,945	9,963
Sales and marketing	3,044	4,575	11,202	14,944
General and administrative	1,327	1,252	4,079	4,862

Total operating expenses	7,520	8,845	25,226	29,769

Loss from operations	(1,933)	(3,436)	(7,813)	(15,854)

Other income	1,092	—	1,092	—
Interest income	388	760	1,221	2,439

Loss before cumulative effect of an accounting change	(453)	(2,676)	(5,500)	(13,415)
Cumulative effect of an accounting change to adopt FAS 142	—	—	—	(9,974)

Net loss	$(453)	$(2,676)	$(5,500)	$(23,389)

Basic and diluted, net loss per share	$(0.01)	$(0.08)	$(0.18)	$(0.72)

Weighted-average shares used in computing basic and diluted, loss per share	31,235	31,609	30,930	32,668

SELECTICA, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	12/31/03	03/31/03*

	Unaudited
Assets
Cash, cash equivalents, and investments	$113,896	$122,351
Accounts receivable	2,369	3,485
Prepaid expenses and other current assets	2,360	5,151
Property and equipment, net	3,880	5,274
Other assets	1,030	888

Total assets	$123,535	$137,149

Liabilities and stockholders’ equity
Accounts payable	$914	$936
Accrued payroll and related liabilities	1,790	1,932
Other accrued liabilities	4,020	4,715
Deferred revenues	5,519	16,486

Total liabilities	12,243	24,069
Total stockholders’ equity	111,292	113,080

Total liabilities and stockholders’ equity	$123,535	$137,149

* Amounts derived from audited financial statements